UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2021

9 Meters Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 Par Value	NMTR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 26, 2021, the Board appointed Michael Rice as a member of the Board, effective immediately, to serve as a Class II member until the 2023 annual meeting or until his respective successor is duly elected and qualified. Mr. Rice was also appointed as Chair of the nominating and corporate governance committee and a member of the compensation committee. Following Mr. Rice’s appointments, the Board remains majority independent, and all of its committees are comprised of at least three independent directors under the relevant definitions. The audit committee consists of Michael Constantino (Chair), Lorin Johnson, and Mark Sirgo; the compensation committee consists of Dr. Johnson (Chair), Mr. Rice, and Dr. Sirgo; and the nominating and corporate governance committee consists of Mr. Rice (Chair), Mr. Constantino, Dr. Johnson, and Dr. Sirgo.

Mr. Rice is president and co-founder of LifeSci Advisors, a life sciences investor relations consultancy, and the co-founder of LifeSci Capital, a research-driven investment bank, positions he has held since March 2010. Mr. Rice is also a founding member of LifeSci Communications, a corporate communications and public relations firm. From June 2019 to December 2020, Mr. Rice also served as Chief Operating Officer and a member of the Board of LifeSci Acquisition Corp. until its merger with Vincerx Pharma, Inc. (f/k/a Vincera Pharma, Inc.). Prior to co-founding LifeSci Advisors and LifeSci Capital, Mr. Rice was the co-head of health care investment banking at Canaccord Adams from April 2007 to November 2008, where he was involved in debt and equity financing. Mr. Rice was also was a Managing Director at ThinkEquity Partners from April 2005 to April 2007, where he was responsible for managing Healthcare Capital Markets. Prior to that, from August 2003 to March 2005, Mr. Rice served as a Managing Director at Bank of America, serving large hedge funds and private equity healthcare funds. Previously, he was a Managing Director at JPMorgan/Hambrecht & Quist. Mr. Rice has been a director of Navidea Biopharmaceuticals Inc. (NYSEA: NAVB) since May 2016 and served as a director of RDD Pharma Ltd. from January 2016 until the Company’s merger with RDD Pharma Ltd. in May 2020. Michael received his B.A. from the University of Maryland. Michael holds Series 7, 24, 63, and 79 licenses.

Prior to Mr. Rice becoming a director, on April 1, 2020, the Company entered into a master services agreement with both LifeSci Advisors, LLC and LifeSci Communications, LLC, to provide investor relations and public relations services, respectively. During the year ended December 31, 2020, the Company incurred approximately $139,000 in expenses with LifeSci Advisors, LLC and approximately $148,000 in expenses with LifeSci Communications, LLC. The expenses paid by the Company do not exceed 5% of the consolidated gross revenues for LifeSci Advisors, LLC or LifeSci Communications, LLC for the year in which they were paid, and the Board has determined that Mr. Rice qualifies as an independent director.

As a non-employee director of the Company, Mr. Rice will receive the same cash and equity compensation as each of the Company’s other non-employee directors. There is no arrangement or understanding between Mr. Rice and any other person pursuant to which he was elected as a director of the Company. There is no familial relationship between Mr. Rice and any other director or executive officer of the Company, and, except as noted above, there are no transactions between Mr. Rice and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01.	Other Events.

On March 1, 2021, the Company issued a press release to report the appointment of the director identified in Item 5.02 above. A copy of the release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release dated March 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9 Meters Biopharma, Inc.

Date: March 1, 2021	By:	/s/ Edward J. Sitar
Edward J. Sitar
Chief Financial Officer